As filed with the Securities and Exchange Commission on March 18, 2013

Registration No. 333-139894

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1690082
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1500 CityWest Blvd., Suite 800

Houston, Texas 77042

(Address, including zip code, of principal executive offices)

Geokinetics Inc. 2002 Stock Awards Plan

(Full title of the plan)

William L. Moll, Jr., Esq.

Vice President, General Counsel and Corporate Secretary

1500 CityWest Blvd., Suite 800

Houston, Texas 77042

281-848-6920

(Name, address and telephone number, including area code, of agent for service)

Copies to:

David P. Elder

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

713-220-5800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Geokinetics Inc. (the “Company”) registered 464,845 shares of common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Company’s 2002 Stock Awards Plan (the “Stock Plan”) pursuant to a Registration Statement on Form S-8 (File No. 333-139894) filed with the SEC on January 10, 2007 (the “Registration Statement”).

As previously disclosed, on March 10, 2013, the Company and its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United Code in the United States Bankruptcy Court for the District of Delaware.  As contemplated by the Debtors’ Joint Plan of Reorganization (the “Bankruptcy Plan”), all equity interests in the Company, including shares of Common Stock and any purchase rights, options, warrants, or other instruments or documents directly or indirectly evidencing or creating any equity interest in the Company, will be cancelled on the effective date of the Bankruptcy Plan.

Accordingly, the Company has filed this Post-Effective Amendment No. 1 with the SEC to remove from registration any unissued shares of Common Stock under the Stock Plan that were previously registered under the Registration Statement and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on March 18, 2013.

GEOKINETICS INC.

By:	/s/ William L. Moll, Jr.
William L. Moll, Jr.
Vice President, General Counsel and
Corporate Secretary